Pricing Supplement No. J1438 To Product Supplement No. I–A dated February 4, 2022, Prospectus Supplement dated June 18, 2020 and Prospectus dated June 18, 2020	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-238458-02 May 27, 2022
Structured Investments	Credit Suisse $100,000 Buffered Contingent Coupon Autocallable Yield Notes due June 14, 2023 Linked to the Performance of the Common Stock of Schlumberger N.V.
•	The securities, which we refer to as the “notes,” do not guarantee any return of principal at maturity and do not provide for the regular payment of interest. Any payment on the notes is subject to our ability to pay our obligations as they become due.

•	Investors should be willing to (i) forgo dividends and the potential to participate in any appreciation of the Underlying and (ii) lose some or all of their investment if the Final Level is less than the Buffer Level.

•	If these notes have not been previously automatically redeemed and if a Coupon Barrier Event has not occurred on an Observation Date, we will pay a contingent coupon on the immediately following Contingent Coupon Payment Date in an amount of $35.625 per $1,000 principal amount of notes and all prior unpaid contingent coupons, if any, that have not been paid because a Coupon Barrier Event occurred on the Observation Dates related to such unpaid contingent coupons. If a Coupon Barrier Event has occurred on an Observation Date, you will not receive the contingent coupon for such Observation Date on the immediately following Contingent Coupon Payment Date. Contingent coupons should not be viewed as ordinary periodic interest payments.

•	If an Autocall Event occurs, the notes will be automatically redeemed and you will receive a cash payment equal to the principal amount of the notes you hold plus the contingent coupon payable on the immediately following Contingent Coupon Payment Date and all prior unpaid contingent coupons, if any, that have not been paid because a Coupon Barrier Event occurred on the Observation Dates related to such unpaid contingent coupons. No further payments will be made following an Automatic Redemption.

•	If the Final Level is less than the Buffer Level of 70% of the Initial Level, investors will lose approximately 1.4286% of their principal for every 1% decline in the level of the Underlying from the Initial Level to the Final Level beyond the Buffer Level. You could lose your entire investment, excluding contingent coupons, if any, on the notes.

•	Senior unsecured obligations of Credit Suisse AG, acting through its London branch, maturing June 14, 2023.

•	Minimum purchase of $10,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

•	The offering price for the notes was determined on May 27, 2022 (the “Pricing Date”), and the notes are expected to settle on June 2, 2022 (the “Settlement Date”). Delivery of the notes in book-entry form only will be made through The Depository Trust Company.

•	The notes will not be listed on any securities exchange.

Investing in the notes involves a number of risks. See “Selected Risk Considerations” beginning on page 8 of this pricing supplement and “Risk Factors” beginning on page PS-3 of any accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or any accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Issuer
Per security	$1,000	$10	$990
Total	$100,000	$1,000	$99,000

(1) J.P. Morgan Securities LLC, which we refer to as JPMS LLC, and JPMorgan Chase Bank, N.A. will act as placement agents for the notes. The placement agents will receive discounts and commissions from Credit Suisse or one of our affiliates of $10 per $1,000 principal amount of notes. For more information, see “Supplemental Plan of Distribution” in this pricing supplement.

Credit Suisse currently estimates the value of each $1,000 principal amount of the notes on the Pricing Date is $990 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the notes (our “internal funding rate”)), which is less than the Price to Public listed above. See “Selected Risk Considerations” in this pricing supplement.

The notes are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

J.P. Morgan

Placement Agent

May 27, 2022

Key Terms

Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its London branch
Reference Share Issuer:	The issuer of the Underlying.
Underlying:	The notes are linked to the performance of the Underlying set forth in the table below. For more information on the Underlying, see “The Underlying” herein. The Underlying is identified in the table below, together with its Bloomberg ticker symbol, Initial Level, Coupon Barrier Level, Buffer Level and Autocall Level:
	Underlying	Ticker	Initial Level	Coupon Barrier Level	Buffer Level	Autocall Level
	Common stock of Schlumberger N.V.	SLB UN <Equity>	$48.21	$33.75 (Approximately 70% of Initial Level)	$33.75 (Approximately 70% of Initial Level)	$48.21 (100% of Initial Level)
Contingent Coupons:	If these notes have not been previously automatically redeemed and if a Coupon Barrier Event has not occurred on an Observation Date, we will pay a contingent coupon on the immediately following Contingent Coupon Payment Date in an amount of $35.625 per $1,000 principal amount of notes and all prior unpaid contingent coupons, if any, that have not been paid because a Coupon Barrier Event occurred on the Observation Dates related to such unpaid contingent coupons. If a Coupon Barrier Event has occurred on an Observation Date, you will not receive the contingent coupon for such Observation Date on the immediately following Contingent Coupon Payment Date. If any Contingent Coupon Payment Date is not a business day, the contingent coupon, if any, will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day. The amount of any contingent coupon will not be adjusted with respect to any postponement of a Contingent Coupon Payment Date and no interest or other payment will be payable hereon because of any such postponement of a Contingent Coupon Payment Date. No contingent coupons will be payable following an Automatic Redemption. Contingent coupons, if any, will be payable on the applicable Contingent Coupon Payment Date to the holder of record at the close of business on the business day immediately preceding the applicable Contingent Coupon Payment Date, provided that the contingent coupon payable on the Automatic Redemption Date or Maturity Date, as applicable, will be payable to the person to whom the Automatic Redemption Amount or the Redemption Amount, as applicable, is payable.
Coupon Barrier Event:	A Coupon Barrier Event will occur if, on any Observation Date, the Observation Level applicable to such Observation Date is less than the Coupon Barrier Level.
Observation Level:	For each Autocall Observation Date and each Observation Date, excluding the Final Valuation Date, the Observation Level will equal the closing level of the Underlying on such Autocall Observation Date or Observation Date, as applicable. For the Final Valuation Date, the Observation Level will equal the Final Level.
Redemption Amount:	If these notes have not been previously automatically redeemed, at maturity, the Redemption Amount you will receive will depend on the performance of the Underlying. For each $1,000 principal amount of notes, the Redemption Amount will be determined as follows:
• If the Final Level is less than the Buffer Level, $1,000 multiplied by the sum of one plus the Underlying Return. If the Final Level is less than the Buffer Level, you will be exposed on a leveraged basis to the decline in the Underlying and will receive less than the principal amount of your notes at maturity. You could lose your entire investment, excluding contingent coupons, if any, on the notes.
• If the Final Level is greater than or equal to the Buffer Level, $1,000. Therefore, you will not participate in any appreciation of the Underlying.
Any payment on the notes is subject to our ability to pay our obligations as they become due.
Underlying Return:	The Underlying Return will be calculated as follows:
		Downside Participation Rate × [	Final Level – Initial Level Initial Level	+ Buffer Amount ]
Buffer Amount:	30%
Buffer Level:	70% of the Initial Level
Downside Participation Rate:	The quotient of the Initial Level and the Buffer Level, which equals approximately 142.86%.
Automatic Redemption:	If an Autocall Event occurs, the notes will be automatically redeemed and you will receive on the Contingent Coupon Payment Date immediately following the relevant Autocall Observation Date (the “Automatic Redemption Date”) a cash payment equal to $1,000 for each $1,000 principal amount of notes you hold (the “Automatic Redemption Amount”) and the contingent coupon payable on such Contingent Coupon Payment Date and all prior unpaid contingent coupons, if any, that have not been paid because a Coupon Barrier Event occurred on the Observation Dates related to such unpaid contingent coupons. No further payments will be made with respect to the notes. Any payment on the notes is subject to our ability to pay our obligations as they become due.
Autocall Event:	An Autocall Event will occur if, on any Autocall Observation Date, the Observation Level applicable to such Autocall Observation Date is greater than or equal to the Autocall Level.
Initial Level:	The closing level of the Underlying on the Pricing Date, as set forth in the table above.

Final Level:	The arithmetic average of the closing levels of the Underlying on each of the five Valuation Dates.
Maturity Date:	June 14, 2023, subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates” or if the Final Valuation Date is postponed for any reason. If the Maturity Date is not a business day, the Redemption Amount will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day.
Events of Default:

With respect to these notes, the first bullet of the first sentence of “Description of Debt Securities— Events of Default” in the accompanying prospectus is amended to read in its entirety as follows:

•  a default in payment of the principal or any premium on any debt security of that series when due, and such default continues for 30 days;

CUSIP:	22553PYZ6
Key Dates:	Each Observation Date, Autocall Observation Date, Contingent Coupon Payment Date and Valuation Date is set forth in the table below. The Key Dates are subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”
Observation Dates	Autocall Observation Dates	Contingent Coupon Payment Dates	Valuation Dates
September 9, 2022	September 9, 2022	September 14, 2022	June 5, 2023
December 9, 2022	December 9, 2022	December 14, 2022	June 6, 2023
March 10, 2023	March 10, 2023	March 15, 2023	June 7, 2023
Final Valuation Date		Maturity Date	June 8, 2023
June 9, 2023 (“Final Valuation Date”)

Additional Terms Specific to the Notes

You should read this pricing supplement together with the product supplement dated February 4, 2022, the prospectus supplement dated June 18, 2020 and the prospectus dated June 18, 2020, relating to our Medium-Term Notes of which these notes are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Supplement No. I–A dated February 4, 2022:

https://www.sec.gov/Archives/edgar/data/1053092/000095010322002041/dp166584_424b2-ia.htm

•	Prospectus Supplement and Prospectus dated June 18, 2020:

https://www.sec.gov/Archives/edgar/data/1053092/000110465920074474/tm2019510-8_424b2.htm

In the event the terms of the notes described in this pricing supplement differ from, or are inconsistent with, the terms described in any product supplement, the prospectus supplement or prospectus, the terms described in this pricing supplement will control.

For purposes of any accompanying product supplement, an “Autocall Observation Date” is a “calculation date.”

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the notes and the owner of any beneficial interest in the notes, amend the notes to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in any accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the notes involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the notes.

Hypothetical Redemption Amounts and Total Payments on the Notes

The table and examples below illustrate, for a $1,000 investment in the notes, hypothetical Redemption Amounts payable at maturity for a hypothetical range of Underlying Returns and, in the case of the contingent coupon payment examples, contingent coupons over the term of the notes, which will depend on the number and timing of Coupon Barrier Events that have occurred over the term of the notes. The table and examples below assume that (i) if a Coupon Barrier Event does not occur on an Observation Date, a contingent coupon of $35.625 per $1,000 principal amount of notes will be paid on the immediately following Contingent Coupon Payment Date, (ii) the notes are not automatically redeemed prior to maturity, (iii) the Buffer Level is 70% of the Initial Level, (iv) the Autocall Level is 100% of the Initial Level, (v) the Buffer Amount is 30% and (vi) the Downside Participation Rate is 142.86%. The actual contingent coupon amount, Buffer Level, Buffer Amount, Autocall Level and Downside Participation Rate are set forth in “Key Terms” herein.

The hypothetical Redemption Amounts and contingent coupon examples set forth below are for illustrative purposes only. The actual Redemption Amounts and total contingent coupons applicable to a purchaser of the notes will depend on whether and when any Coupon Barrier Events have occurred over the term of the notes and whether and by how much the level of the Underlying has decreased from the Initial Level to the Final Level. It is not possible to predict when and how many Coupon Barrier Events will occur, if any, or whether and by how much the level of the Underlying has decreased from the Initial Level to the Final Level.

Furthermore, it is not possible to predict whether an Autocall Event will occur. If an Autocall Event occurs, the notes will be automatically redeemed for a cash payment equal to the principal amount of the notes you hold, any contingent coupons payable and all prior unpaid contingent coupons, if any, that have not been paid because a Coupon Barrier Event occurred on the Observation Dates related to such unpaid contingent coupons, and no further payments will be made in respect of the notes.

You will not participate in any appreciation in the Underlying. You should consider carefully whether the notes are suitable to your investment goals. Any payment on the notes is subject to our ability to pay our obligations as they become due. The numbers appearing in the table and examples below have been rounded for ease of analysis.

TABLE : Hypothetical Redemption Amounts

Percentage Change from the Initial Level to the Final Level	Underlying Return	Redemption Amount (excluding contingent coupons, if any)
100%	N/A	$1,000
90%	N/A	$1,000
80%	N/A	$1,000
70%	N/A	$1,000
60%	N/A	$1,000
50%	N/A	$1,000
40%	N/A	$1,000
30%	N/A	$1,000
20%	N/A	$1,000
10%	N/A	$1,000
0%	N/A	$1,000
−10%	N/A	$1,000
−20%	N/A	$1,000
−30%	N/A	$1,000
−31%	−1.4286%	$985.714
−40%	−14.2857%	$857.143
−50%	−28.5714%	$714.286
−60%	−42.8571%	$571.429
−70%	−57.1429%	$428.571
−80%	−71.4286%	$285.714
−90%	−85.7143%	$142.857
−100%	−100%	$0

EXAMPLES:

The following examples illustrate how the contingent coupon payments are calculated.

Example 1: A Coupon Barrier Event occurs on every Observation Date.

Observation Level on the first through final Observation Dates
Less than Coupon Barrier Level

Because a Coupon Barrier Event occurred on every Observation Date, no contingent coupon payments will be made on the notes.

Example 2: A Coupon Barrier Event does not occur on any Observation Date.

Observation Level on the first through final Observation Dates
Equal to or greater than Coupon Barrier Level

Because a Coupon Barrier Event did not occur on any Observation Date, you will receive the contingent coupon of $35.625 with respect to each Observation Date on the respective Contingent Coupon Payment Date.

The total amount of the contingent coupons received in this example is $35.625 x 4 = $142.50.

Example 3: A Coupon Barrier Event occurs on the first, second and final Observation Dates.

Observation Level on the first and second Observation Dates	Observation Level on the third Observation Date	Observation Level on the final Observation Date
Less than Coupon Barrier Level	Equal to or greater than Coupon Barrier Level	Less than Coupon Barrier Level

Because a Coupon Barrier Event occurred on the first and second Observation Dates, no contingent coupon will be paid on the respective Contingent Coupon Payment Dates. However, because a Coupon Barrier Event did not occur on the third Observation Date, on the third Contingent Coupon Payment Date you will receive the contingent coupon of $35.625 with respect to the third Observation Date and the unpaid contingent coupons with respect to the first and second Observation Dates, for a total contingent coupon payment on the third Contingent Coupon Payment Date of $35.625 x 3 = $106.875.

Because a Coupon Barrier Event occurred with respect to the final Observation Date, no contingent coupon will be paid with respect to that Observation Date.

The total amount of the contingent coupons received in this example is $35.625 x 3 = $106.875.

Example 4: A Coupon Barrier Event occurs on the second and final Observation Dates.

Observation Level on the first Observation Date	Observation Level on the second Observation Date	Observation Level on the third Observation Date	Observation Level on the final Observation Date
Equal to or greater than Coupon Barrier Level	Less than Coupon Barrier Level	Equal to or greater than Coupon Barrier Level	Less than Coupon Barrier Level

Because a Coupon Barrier Event did not occur on the first Observation Date, you will receive the contingent coupon of $35.625 with respect to that Observation Date on the related Contingent Coupon Payment Date.

Because a Coupon Barrier Event occurred on the second Observation Date, no contingent coupon will be paid on the related Contingent Coupon Payment Date. However, because a Coupon Barrier Event did not occur on the third Observation Date, on the third Contingent Coupon Payment Date you will receive the contingent coupon of $35.625 with respect to the third Observation Date and the unpaid contingent coupon with respect to the second Observation Date, for a total contingent coupon payment on the third Contingent Coupon Payment Date of $35.625 x 2 = $71.25.

Because a Coupon Barrier Event occurred on the final Observation Date, no contingent coupon will be paid on the related Contingent Coupon Payment Date.

The total amount of the contingent coupons received in this example is $35.625 x 3 = $106.875.

Example 5: A Coupon Barrier Event occurs on the first through third Observation Dates.

Observation Level on the first through third Observation Dates	Observation Level on the final Observation Date
Less than Coupon Barrier Level	Equal to or greater than Coupon Barrier Level

Because a Coupon Barrier Event occurred on the first through third Observation Dates, no contingent coupons will be paid on the respective related Contingent Coupon Payment Dates. However, because a Coupon Barrier Event did not occur on the final Observation Date, on the final Contingent Coupon Payment Date you will receive the contingent coupon of $35.625 with respect to the final Observation Date and the unpaid contingent coupons with respect to the first through third Observation Dates.

The total amount of the contingent coupons received in this example is $35.625 x 4 = $142.50.

As long as a Coupon Barrier Event does not occur on the final Observation Date, you will ultimately receive the maximum coupon amount for each $1,000 principal amount of the notes.

The following examples illustrate how the Redemption Amount is calculated.

Example 1: The Final Level is greater than the Initial Level.

Final Level: 110% of Initial Level

Because the Final Level is greater than or equal to the Buffer Level, the Redemption Amount equals $1,000. Even though the Final Level is greater than the Initial Level, you will not participate in any appreciation of the Underlying.

Example 2: The Final Level is less than the Initial Level but greater than or equal to the Buffer Level.

Final Level: 90% of Initial Level

Because the Final Level is greater than or equal to the Buffer Level, the Redemption Amount equals $1,000.

Example 3: The Underlying decreases by 40% from its Initial Level to its Final Level.

Final Level: 60% of Initial Level

Because the Final Level is less than the Buffer Level, the Underlying Return will equal:

Underlying Return	=	Downside Participation Rate × ([(Final Level - Initial Level) / Initial Level] + Buffer Amount)
	=	142.857% × [−40% + 30%]
	=	142.857% × −10%
	=	−14.2857%

The Redemption Amount will be calculated as follows:

Redemption Amount	=	$1,000 × (1 + Underlying Return)
	=	$1,000 × 0.857143
	=	$857.143

In this example, at maturity you would be entitled to receive a Redemption Amount equal to $857.143 per $1,000 principal amount of notes because the Final Level is less than the Buffer Level, and you will be exposed on a leveraged basis to any depreciation in the level of the Underlying from the Initial Level to the Final Level beyond the Buffer Level. In this scenario, you will lose 14.2857% of the principal amount at maturity; therefore, the notes will provide an effective buffer (which is the difference between the negative performance of the Underlying and the loss on the notes) of 25.7143%.

Example 4: The Underlying decreases by 70% from its Initial Level to its Final Level.

Final Level: 30% of Initial Level

Since the Final Level is less than the Buffer Level, the Underlying Return will equal:

Underlying Return	=	Downside Participation Rate × ([(Final Level - Initial Level) / Initial Level] + Buffer Amount)
	=	142.857% × [−70% + 30%]
	=	142.857% × −40%
	=	−57.1429%

The Redemption Amount will be calculated as follows:

Redemption Amount	=	$1,000 × (1 + Underlying Return)
	=	$1,000 × 0.428571
	=	$428.571

In this example, at maturity you would be entitled to receive a Redemption Amount equal to $428.571 per $1,000 principal amount of notes because the Final Level is less than the Buffer Level, and you will be exposed on a leveraged basis to any depreciation in the level of the Underlying from the Initial Level to the Final Level beyond the Buffer Level. In this scenario, you will lose 57.1429% of the principal amount at maturity; therefore, the notes will provide an effective buffer (which is the difference between the negative performance of the Underlying and the loss on the notes) of 12.8571%. A comparison of this example with the previous example illustrates the diminishing benefit of the effective buffer as the level of the Underlying decreases.

Selected Risk Considerations

An investment in the notes involves significant risks. This section describes material risks relating to an investment in the notes. These risks are explained in more detail in the “Risk Factors” section of any accompanying product supplement.

Risks Relating to the Notes Generally

•	YOU MAY RECEIVE LESS THAN THE PRINCIPAL AMOUNT AT MATURITY — If the notes are not automatically redeemed prior to the Maturity Date, you may receive less at maturity than you originally invested in the notes, or you may receive nothing, excluding contingent coupons, if any. If the Final Level is less than the Buffer Level, you will be fully exposed to such negative performance on a leveraged basis, which will progressively offset the protection that the Buffer Amount would offer. In such case, the Underlying Return will be calculated as follows: (i) the Downside Participation Rate multiplied by (ii) the sum of (a) the percentage decline in the Underlying from the Initial Level to the Final Level and (b) the Buffer Amount. Accordingly, the lower the Final Level, the less benefit you will receive from the buffer. You could lose your entire investment. Any payment on the notes is subject to our ability to pay our obligations as they become due.

•	REGARDLESS OF THE AMOUNT OF ANY PAYMENT YOU RECEIVE ON THE NOTES, YOUR ACTUAL YIELD MAY BE DIFFERENT IN REAL VALUE TERMS — Inflation may cause the real value of any payment you receive on the notes to be less at maturity than it is at the time you invest. An investment in the notes also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

•	THE NOTES WILL NOT PAY MORE THAN THE PRINCIPAL AMOUNT PLUS CONTINGENT COUPONS, IF ANY — The notes will not pay more than the principal amount plus contingent coupons, if any, regardless of the performance of the Underlying. Even if the Final Level is greater than the Initial Level, you will not participate in the appreciation of the Underlying. Therefore, the maximum amount payable with respect to the notes (excluding contingent coupons, if any) is $1,000 for each $1,000 principal amount of the notes. This payment will not be increased to include reimbursement for any discounts or commissions and hedging and other transaction costs, even upon an Automatic Redemption.

•	THE NOTES DO NOT PROVIDE FOR REGULAR FIXED INTEREST PAYMENTS — Unlike conventional debt securities, the notes do not provide for regular fixed interest payments. Instead, the number of contingent coupons you receive over the term of the notes, if any, will depend on the performance of the Underlying during the term of the notes. This is because the closing level of the Underlying will determine (i) the number and timing of Coupon Barrier Events that occur and (ii) whether and when the notes are automatically redeemed. No contingent coupon will be paid on the immediately following Contingent Coupon Payment Date with respect to any Observation Date on which a Coupon Barrier Event occurs. Accordingly, if a Coupon Barrier Event occurs on every Observation Date, you will not receive any contingent coupons during the term of the notes. However, any such unpaid contingent coupon will be paid on a later Contingent Coupon Payment Date if a Coupon Barrier Event does not occur on the immediately preceding Observation Date.

Even if you receive the maximum amount payable with respect to the notes, it is possible that you may not receive any contingent coupons for an extended period during the term of the notes. For example, if a Coupon Barrier Event occurs on each Observation Date beginning early in the term of the notes until near the end of the term of the notes, you would not receive any contingent coupons for an extended period of time during the term of the notes. You will not be compensated for the time value of money, nor will we pay interest or any other amount, if we pay contingent coupons after the related Contingent Coupon Payment Date.

The number of contingent coupons you will be paid, if any, could also be limited by the Automatic Redemption feature of the notes. If an Autocall Event occurs, the notes will be automatically redeemed and you will receive a cash payment equal to the principal amount of the notes you hold plus the contingent coupon payable on the immediately following Contingent Coupon Payment Date and all prior unpaid contingent coupons, if any, that have not been paid because a Coupon Barrier Event occurred on the Observation Dates related to such unpaid contingent coupons. No further payments will be made with respect to the notes following an Automatic Redemption. Therefore, if the notes are automatically redeemed, you will not have the opportunity to receive further contingent coupons.

In addition, if interest rates generally increase over the term of the notes, it is more likely that the contingent coupon, if any, could be less than the yield one might receive based on market rates at that time. This would have the further effect of decreasing the value of your notes both nominally in terms of below-market coupons and in real value terms. Furthermore, it is possible that you will not receive some or all of the contingent coupons over the term of the notes, and still lose your principal amount. Even if you do receive some or all of your principal amount at maturity, you will not be compensated for the time value of money. These notes are not short-term investments, so you should carefully consider these risks before investing.

Because the number of contingent coupons is variable and may be zero, the notes are not a suitable investment for investors who require regular fixed income payments.

•	WHETHER A CONTINGENT COUPON IS PAID ON A CONTINGENT COUPON PAYMENT DATE WILL DEPEND ON THE CLOSING LEVEL OF THE UNDERLYING ON THE RELATED OBSERVATION DATE — Whether a contingent coupon will be paid on a Contingent Coupon Payment Date will depend on the closing level of the Underlying on the immediately preceding Observation Date. As a result, you will not know whether you will receive a contingent coupon until shortly before the relevant Contingent Coupon Payment Date. Moreover, if the closing level of the Underlying is less than the Coupon Barrier Level on an Observation Date, you will not receive the contingent coupon with respect to such Observation Date on the immediately following Contingent Coupon Payment Date, even if the closing level was higher than the Coupon Barrier Level on other days during the relevant period. Even if you receive the maximum amount payable with respect to the notes, it is possible that you may not receive any contingent coupons for an extended period during the term of the notes and you may not know whether you will receive any contingent coupons until near the end of the term of the notes.

•	MORE FAVORABLE TERMS TO YOU ARE GENERALLY ASSOCIATED WITH AN UNDERLYING WITH GREATER EXPECTED VOLATILITY AND THEREFORE CAN INDICATE A GREATER RISK OF LOSS — “Volatility” refers to the frequency and magnitude of changes in the closing level of the Underlying. The greater the expected volatility with respect to the Underlying on the Pricing Date, the higher the expectation as of the Pricing Date that (i) the closing level of the Underlying could be less than the Coupon Barrier Level on any Observation Date or (ii) the Final Level could be less than the Buffer Level, indicating a higher expected risk of loss on the notes. This greater expected risk will generally be reflected in a higher contingent coupon than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Coupon Barrier Level or Buffer Level) than for similar notes linked to the performance of an underlying with a lower expected volatility as of the Pricing Date. You should therefore understand that a relatively higher contingent coupon may indicate an increased risk of loss. Further, a relatively lower Coupon Barrier Level or Buffer Level may not necessarily indicate that you will receive a contingent coupon on any Contingent Coupon Payment Date or that the notes have a greater likelihood of a return of principal at maturity. The volatility of the Underlying can change significantly over the term of the notes. The level of the Underlying for your notes could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlying and the potential to lose a significant amount of your principal at maturity.

•	THE AVERAGING CONVENTION USED TO CALCULATE THE FINAL LEVEL COULD REDUCE THE REDEMPTION AMOUNT AND CONTINGENT COUPONS — Your investment in the notes may not perform as well as an investment in an instrument that measures the point-to-point performance of the Underlying from the Pricing Date to the Final Valuation Date. For example, if the closing level of the Underlying on the first four Valuation Dates is lower than the closing level of the Underlying on the Final Valuation Date and the Final Level is less than the Buffer Level, you will receive less at maturity than you would have received had the notes measured the point-to-point performance of the Underlying from the Pricing Date to the Final Valuation Date.

The averaging convention may also affect whether you receive a contingent coupon on the Maturity Date. Because the Observation Level of the Underlying for the Final Valuation Date will equal the Final Level (which is the arithmetic average of the closing levels on each of the five Valuation Dates), it is possible that such Observation Level could be less than the Observation Level would have been had it been measured on a single day. As a result, a Coupon Barrier Event could occur under circumstances where one would not have occurred had the Observation Level for the Final Valuation Date been measured on a single day.

•	THE NOTES ARE SUBJECT TO A POTENTIAL AUTOMATIC REDEMPTION, WHICH EXPOSES YOU TO REINVESTMENT RISK — The notes are subject to a potential Automatic Redemption. If the notes are automatically redeemed prior to the Maturity Date, you may be unable to invest in other securities with a similar level of risk that provide you with the opportunity to be paid the same coupons as the notes.

•	AN AUTOMATIC REDEMPTION WOULD ELIMINATE YOUR OPPORTUNITY TO BE PAID CONTINGENT COUPONS OVER THE FULL TERM OF THE NOTES — If an Autocall Event occurs, the notes will be automatically redeemed and you will receive a cash payment equal to the principal amount of the notes you hold plus the contingent coupon payable on the immediately following Contingent Coupon Payment Date and all prior unpaid contingent coupons, if any, that have not been paid because a Coupon Barrier Event occurred on the Observation Dates related to such unpaid contingent coupons. No further payments will be made with respect to the notes following an Automatic Redemption.

Further, a lower Autocall Level relative to the Coupon Barrier Level will increase the likelihood of an Automatic Redemption and therefore could limit your opportunity to be paid contingent coupons. Because the number of contingent coupons you receive over the term of notes, if any, will depend on (i) the number and timing of Coupon Barrier Events that occur and (ii) whether and when an Autocall Event occurs, a relatively lower Autocall Level will narrow the range of possible closing levels at which you will receive the contingent coupon on the immediately following Contingent Coupon Payment Date and the notes will remain outstanding until at least the next Contingent Coupon Payment Date. If the closing level of the Underlying on an Observation Date that is also an Autocall Observation Date is greater than or equal to the Coupon Barrier Level, you will receive the Contingent Coupon on the related Contingent Coupon Payment Date and all prior unpaid contingent coupons, if any, that have not been paid because a Coupon Barrier Event occurred on the Observation Date related to such unpaid contingent coupons, but the notes will only remain outstanding in the event that the closing level of the Underlying is also less than the Autocall Level. The lower the Autocall Level is, the less likely it is that the notes will remain outstanding.

•	THE U.S. FEDERAL TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal tax treatment of the notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the notes, including the timing and character of income recognized by U.S. investors and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the notes, possibly retroactively.

Risks Relating to the Underlying

•	NO AFFILIATION WITH THE REFERENCE SHARE ISSUER — We are not affiliated with the Reference Share Issuer. You should make your own investigation into the Underlying and the Reference Share Issuer. In connection with the offering of the notes, neither we nor our affiliates have participated in the preparation of any publicly available documents or made any due diligence inquiry with respect to the Reference Share Issuer.

•	FOREIGN COMPANY RISK — The common stock of Schlumberger N.V. is issued by a foreign company. Foreign companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S.

reporting companies. Foreign companies may be subject to different political, market, economic, regulatory and other risks than those applicable to domestic companies, including changes in foreign governments, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economies of foreign countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. These factors may adversely affect the performance of the common stock of Schlumberger N.V. and the value of the notes.

•	NO OWNERSHIP RIGHTS IN THE UNDERLYING — Your return on the notes will not reflect the return you would realize if you actually owned shares of the Underlying. The return on your investment is not the same as the total return based on a purchase of shares of the Underlying.

•	NO VOTING RIGHTS OR DIVIDEND PAYMENTS — As a holder of the notes, you will not have any ownership interest or rights in the Underlying, such as voting rights or dividend payments. In addition, the issuer of the Underlying will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Underlying and therefore, the value of the notes.

•	ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make anti-dilution adjustments for certain events affecting the Underlying. However, an adjustment will not be required in response to all events that could affect the Underlying. If an event occurs that does not require the calculation agent to make an adjustment, or if an adjustment is made but such adjustment does not fully reflect the economics of such event, the value of the notes may be materially and adversely affected. See “Description of the Securities—Adjustments” in the relevant product supplement.

•	GOVERNMENT REGULATORY ACTION, INCLUDING LEGISLATIVE ACTS AND EXECUTIVE ORDERS, COULD RESULT IN MATERIAL CHANGES TO THE UNDERLYING AND COULD NEGATIVELY AFFECT YOUR RETURN ON THE NOTES — Government regulatory action, including legislative acts and executive orders, could materially affect the Underlying. For example, in response to recent executive orders, stocks of companies that are determined to be linked to the People’s Republic of China military, intelligence and security apparatus may be delisted from a U.S. exchange, removed as a component in indices or exchange traded funds, or transactions in, or holdings of, securities with exposure to such stocks may otherwise become prohibited under U.S. law. If government regulatory action results in such consequences, there may be a material and negative effect on the notes.

Risks Relating to the Issuer

•	THE NOTES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE — Investors are dependent on our ability to pay all amounts due on the notes and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the notes. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the notes prior to maturity.

•	CREDIT SUISSE IS SUBJECT TO SWISS REGULATION — As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the notes and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the notes.

Risks Relating to Conflicts of Interest

•	HEDGING AND TRADING ACTIVITY — We, any dealer or any of our or their respective affiliates may carry out hedging activities related to the notes, including in the Underlying or instruments related to the Underlying. We, any dealer or our or their respective affiliates may also trade in the Underlying or instruments related to the Underlying from time to time. Any of these hedging or trading activities on or prior to the Pricing Date and during the term of the notes could adversely affect our payment to you at maturity.

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent, hedging our obligations under the notes and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the notes. Further, hedging activities may adversely affect any payment on or the value of the notes. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the notes, which creates an additional incentive to sell the notes to you. We and/or our affiliates may also currently or from time to time engage in business with the Reference Share Issuer, including extending loans to, or making equity investments in, the Reference Share Issuer or providing advisory services to the Reference Share Issuer. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Share Issuer and these reports may or may not recommend that investors buy or hold the Underlying. As a prospective purchaser of the notes, you should undertake an independent investigation of the Reference Share Issuer that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	UNPREDICTABLE ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE NOTES — The payout on the notes can be replicated using a combination of the components described in “The estimated value of the notes on the Pricing Date is less than the Price to Public.” Therefore, in addition to the level of the Underlying, the terms of the notes at issuance and the value of the notes prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general, such as:

o	the expected and actual volatility of the Underlying;

o	the time to maturity of the notes;

o	the dividend rate on the Underlying;

o	interest and yield rates in the market generally;

o	investors’ expectations with respect to the rate of inflation;

o	events affecting companies engaged in the industry of the Reference Share Issuer;

o	geopolitical conditions and economic, financial, political, regulatory, judicial or other events that affect the Underlying or markets generally and which may affect the level of the Underlying; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

•	THE ESTIMATED VALUE OF THE NOTES ON THE PRICING DATE IS LESS THAN THE PRICE TO PUBLIC — The initial estimated value of your notes on the Pricing Date (as determined by reference to our pricing models and our internal funding rate) is less than the original Price to Public. The Price to Public of the notes includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the notes and the cost of hedging our risks as issuer of the notes through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the notes. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the notes (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Pricing Date, we value the components of the notes in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using proprietary pricing models dependent on inputs such as volatility, correlation, dividend rates, interest rates and other factors, including assumptions about future market events and/or environments. These inputs may be market-observable or may be based on assumptions made by us in our discretionary judgment. As such, the payout on the notes can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the notes at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the notes, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

•	EFFECT OF INTEREST RATE USED IN STRUCTURING THE NOTES — The internal funding rate we use in structuring securities such as these notes is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Pricing Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the notes will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the notes. We will also use our internal funding rate to determine the price of the notes if we post a bid to repurchase your notes in secondary market transactions. See “—Secondary Market Prices” below.

•	SECONDARY MARKET PRICES — If Credit Suisse (or an affiliate) bids for your notes in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the notes on the Pricing Date. The estimated value of the notes on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the notes in the secondary market (if any exists) at any time. The secondary market price of your notes at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models, the related inputs and other factors, including our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is higher than our secondary market credit spreads, our secondary market bid for your notes could be less favorable than what other dealers might bid because, assuming all else equal, we use the higher internal funding rate to price the notes and other dealers might use the lower secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Pricing Date, the secondary market price of your notes will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your notes to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your notes may be lower than the price at which we may repurchase the notes from such dealer.

We (or an affiliate) may initially post a bid to repurchase the notes from you at a price that will exceed the then-current estimated value of the notes. That higher price reflects our projected profit and costs, which may include discounts and commissions that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately three months.

The notes are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your notes to maturity.

•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes when you wish to do so. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the notes. If you have to sell your notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the notes may be used in connection with hedging our obligations under the notes through one or more of our affiliates. Such hedging or trading activities on or prior to the Pricing Date and during the term of the notes (including on any calculation date, as defined in any accompanying product supplement) could adversely affect the value of the Underlying and, as a result, could decrease the amount you may receive on the notes at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in any accompanying product supplement.

The Underlying

Companies with securities registered under the Securities Exchange Act of 1934 (the “Exchange Act”) are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Reference Share Issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided below.

According to its publicly available filings with the SEC, Schlumberger N.V. is a technology company that partners with customers to access energy by providing digital solutions and deploying technologies to enable performance and sustainability for the energy industry. The common stock of Schlumberger N.V. is listed on the New York Stock Exchange. Schlumberger N.V.’s SEC file number is 001-04601 and can be accessed through www.sec.gov.

This pricing supplement relates only to the notes offered hereby and does not relate to the Underlying or other securities of the Reference Share Issuer. We have derived all disclosures contained in this pricing supplement regarding the Underlying and the Reference Share Issuer from the publicly available documents described in the preceding paragraph. In connection with the offering of the notes, neither we nor our affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to the Reference Share Issuer.

Historical Information

The following graph sets forth the historical performance of the Underlying based on the closing levels of the Underlying from January 3, 2017 through May 27, 2022. We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Underlying as an indication of future performance of the Underlying or the notes. Any historical trend in the level of the Underlying during any period set forth below is not an indication that the level of the Underlying is more or less likely to increase or decrease at any time over the term of the notes. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

For additional information about the Underlying, see “The Underlying” herein.

The closing level of the Underlying on May 27, 2022 was $48.21.

United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “United States Federal Tax Considerations.”

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the notes. In the opinion of our counsel, Davis Polk & Wardwell LLP, it is reasonable under current law to treat the notes for U.S. federal income tax purposes as prepaid financial contracts with associated coupons that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. However, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible that could materially affect the timing and character of income or loss you recognize on the notes.

Assuming this treatment of the notes is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result:

•	Any coupons paid on the notes should be taxable as ordinary income to you at the time received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

•	Upon a sale or other disposition (including retirement) of a note, you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the note. For this purpose, the amount realized does not include any coupon paid on retirement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment. Such gain or loss should be long-term capital gain or loss if you held the note for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the notes, and the IRS or a court might not agree with the treatment described herein. In particular, the notes might be determined to be contingent payment debt instruments, in which case the tax consequences of ownership and disposition of the notes, including the timing and character of income recognized, might be materially and adversely affected. Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax advisor regarding possible alternative tax treatments of the notes and potential changes in applicable law.

Non-U.S. Holders. The U.S. federal income tax treatment of the coupons is unclear. Subject to the discussion below and in the accompanying product supplement under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “United States Federal Tax Considerations—FATCA,” we currently do not intend to treat coupons paid to a Non-U.S. Holder (as defined in the accompanying product supplement) of the notes as subject to U.S. federal withholding tax, provided that the Non-U.S. Holder complies with applicable certification requirements. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold at a rate of up to 30% on such payments.

Moreover, as discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Treasury regulations under Section 871(m), as modified by an IRS notice, exclude from their scope financial instruments issued prior to January 1, 2023 that do not have a “delta” of one with respect to any U.S. equity. Based on the terms of the notes and representations provided by us, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax advisor regarding the potential application of Section 871(m) to the notes.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

Under the terms of distributor accession confirmations with JPMS LLC and JPMorgan Chase Bank, N.A., each dated as of June 18, 2008, JPMS LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the notes. The placement agents will receive discounts and commissions from Credit Suisse or one of our affiliates of $10 per $1,000 principal amount of notes. For additional information, see “Underwriting (Conflicts of Interest)” in any accompanying product supplement.

We expect to deliver the notes against payment for the notes on the Settlement Date indicated herein, which may be a date that is greater than two business days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Pricing Date, purchasers who wish to transact in the notes more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as United States counsel to Credit Suisse, when the notes offered by this pricing supplement have been executed and issued by Credit Suisse and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such notes will be valid and binding obligations of Credit Suisse, enforceable against Credit Suisse in accordance with their terms, subject to (i) applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, (ii) concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and (iii) possible judicial or regulatory actions or application giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the notes. Insofar as this opinion involves matters governed by Swiss law, Davis Polk & Wardwell LLP has relied, without independent inquiry or investigation, on the opinion of Homburger AG, dated March 8, 2022 and filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on March 8, 2022. The opinion of Davis Polk & Wardwell LLP is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in the opinion of Homburger AG. In addition, the opinion of Davis Polk & Wardwell LLP is subject to customary assumptions about the establishment of the terms of the notes, the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes, and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated March 8, 2022, which was filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on March 8, 2022. Davis Polk & Wardwell LLP expresses no opinion as to waivers of objections to venue, the subject matter or personal jurisdiction of a United States federal court or the effectiveness of service of process other than in accordance with applicable law. In addition, such counsel notes that the enforceability in the United States of Section 10.08(c) of the indenture is subject to the limitations set forth in the United States Foreign Sovereign Immunities Act of 1976.

Credit Suisse